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                         CONSECO, INC. AND SUBSIDIARIES
                                                                   Exhibit 11.1
                   COMPUTATION OF EARNINGS PER SHARE - PRIMARY
              for the years ended December 31, 1995, 1994 and 1993
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                                                                             1995                1994            1993
                                                                             ----                ----            ----
Shares outstanding, beginning of year................................    44,369,700          50,623,546      49,822,296

Weighted average shares issued (acquired) during the year:

    Shares issued under employee stock plans.........................         1,868               6,972           3,332
    Treasury stock acquired..........................................    (3,775,022)         (7,711,640)       (452,232)
    Exercise of stock options........................................       105,886           7,214,394       1,024,144
    Preferred stock conversions......................................         -                 -                   322
    Common equivalent shares at average market price related to:
       Stock options.................................................     1,460,438           1,727,206       7,360,760
       Employee stock plans..........................................       884,050             835,766         731,076
                                                                        -----------         -----------     -----------

Weighted average primary shares outstanding..........................    43,046,920          52,696,244      58,489,698
                                                                       ============          ==========      ==========

Net income for primary earnings per share:

    Net income as reported........................................... $ 220,425,000        $150,398,000    $297,016,000

    Less preferred stock dividends...................................   (18,427,000)        (18,632,000)    (20,567,000)
                                                                      -------------       -------------    ------------

Net income for primary earnings per share............................  $201,998,000        $131,766,000    $276,449,000
                                                                       ============        ============    ============

Net income per primary common share..................................         $4.69               $2.50           $4.73
                                                                              =====               =====           =====
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